FOR IMMEDIATE RELEASE
February 22, 2023
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS RECORD EARNINGS
FOR FISCAL YEAR 2022

•Full year 2022 earnings per share ("EPS")* of $5.04, an increase of $0.31 or 6.6 percent, compared to $4.73 for the prior year
•EPS of $1.47 in the fourth quarter, an increase of $0.19 or 14.8 percent compared to $1.28 for the same period in the prior year
•Average Return on Equity ("ROE") in 2022 of 11.1 percent - marks 18th consecutive year with ROE at or above 11 percent
•Year-over-year growth driven by pipeline expansions, regulatory initiatives, natural gas organic growth, acquisition contributions, and higher earnings in the Company's unregulated businesses
•Received approval for the Florida natural gas rate case with the final order expected to be issued in March 2023
•Long-term earnings and capital expenditures guidance have been updated, with newly announced capital expenditure guidance of $200 million to $230 million for 2023

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today announced financial results for the year and the fourth quarter ended December 31, 2022.

For 2022, net income was $89.8 million compared to $83.5 million for 2021, representing growth of 7.6 percent. EPS for 2022 was $5.04 per share representing a 6.6 percent increase compared to $4.73 per share reported in 2021.

Full year earnings were driven by contributions from natural gas transmission pipeline expansions, incremental contributions from regulated infrastructure programs, organic growth in the Company's natural gas distribution businesses, improved profitability in the Company's propane distribution business, increased demand for services from our compressed natural gas ("CNG"), renewable natural gas ("RNG"), and liquefied natural gas ("LNG") transmission and infrastructure operations, contribution from regulatory initiatives including implementation of interim rates associated with the Florida natural gas rate case filing and contributions from recent acquisitions. Additionally, the Company recognized a one-time gain related to the sale of a property. These increases were partially offset by higher interest expense resulting from increased interest rates associated with the Company's short-term borrowings and the absence of the prior year one-time regulatory deferral of pandemic related costs and a non-recurring income tax benefit from the CARES Act.

In the fourth quarter of 2022, the Company's net income was $26.2 million, compared to $22.7 million in the same quarter of 2021. EPS in the quarter was $1.47, a 14.8 percent increase compared to $1.28 reported in the same quarter of 2021.

For the fourth quarter, earnings were primarily driven by the factors noted above exclusive of the one-time events previously discussed that occurred in the third quarter of 2021.

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"Chesapeake Utilities delivered another year with record results,” said Jeff Householder, president and CEO. “Despite macroeconomic headwinds and regulatory delays, our team’s focus, dedication and business transformation efforts allowed us to report our 16th consecutive year of earnings growth and our 18th consecutive year with a return on equity above 11 percent. Additionally, we made significant growth investments in infrastructure improvements across our regulated service territories and consummated the acquisition of Planet Found, our first poultry waste to energy platform."

"We remain committed to delivering safe, reliable energy delivery solutions for our customers, while also supporting our nation’s energy transition,” continued Householder. “Today, we took an important step in the development of our renewable energy business, announcing the commencement of construction on our first full-scale RNG processing facility, located in Madison County, Florida. Sustainable energy projects like these, along with our strengthened outlook for growth across our expanding footprint of regulated and complementary unregulated businesses allowed us to provide updated earnings and capital investment guidance that would continue our track record of peer-leading financial performance."

Capital Investment and Earnings Guidance Update

The Company previously provided long-term capital expenditure guidance of $750 million to $1.0 billion for the five years ended 2025 and an EPS guidance range of $6.05 to $6.25 per share for 2025. Through 2022, the Company has expended approximately $368.5 million. Given the investments already made, those underway and the growth prospects included in the Company’s recent strategic growth plan, the Company is updating its long-term guidance projections to include capital expenditures in the range of $900 million to $1.1 billion for the five years ended 2025 and an EPS guidance range of $6.15 to $6.35 per share for 2025.

*Unless otherwise noted, EPS information is presented on a diluted basis.

Non-GAAP Financial Measures

**This press release including the tables herein, include references to both Generally Accepted Accounting Principles ("GAAP") and non-GAAP financial measures, including Adjusted Gross Margin. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that includes or excludes amounts, or that is subject to adjustments, so as to be different from the most directly comparable measure calculated or presented in accordance with GAAP. Our management believes certain non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.

The Company calculates Adjusted Gross Margin by deducting the purchased cost of natural gas, propane and electricity and the cost of labor spent on direct revenue-producing activities from operating revenues. The costs included in Adjusted Gross Margin exclude depreciation and amortization and certain costs presented in operations and maintenance expenses in accordance with regulatory requirements. Adjusted Gross Margin should not be considered an alternative to Gross Margin under US GAAP which is defined as the excess of sales over cost of goods sold. The Company believes that Adjusted Gross Margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under allowed rates for regulated energy operations and under the Company's competitive pricing structures for unregulated energy operations. The Company's management uses Adjusted Gross Margin as one of the financial measures in assessing a business unit’s performance. Other companies may calculate Adjusted Gross Margin in a different manner.

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Reconciliation of GAAP to Non-GAAP Adjusted Gross Margin

	For the Year Ended December 31, 2022
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$429,424	$280,750	$(29,470)	$680,704
Cost of Sales:
Natural gas, propane and electric costs	(127,172)	(162,683)	29,349	(260,506)
Depreciation & amortization	(52,707)	(16,257)	(9)	(68,973)
Operations & maintenance expense (1)	(35,472)	(29,825)	9	(65,288)
Gross Margin (GAAP)	214,073	71,985	(121)	285,937
Operations & maintenance expense (1)	35,472	29,825	(9)	65,288
Depreciation & amortization	52,707	16,257	9	68,973
Adjusted Gross Margin (Non-GAAP)	$302,252	$118,067	$(121)	$420,198

	For the Year Ended December 31, 2021
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$383,920	$206,869	$(20,821)	$569,968
Cost of Sales:
Natural gas, propane and electric costs	(100,737)	(106,900)	20,687	(186,950)
Depreciation & amortization	(48,748)	(13,869)	(44)	(62,661)
Operations & maintenance expense (1)	(32,780)	(24,123)	179	(56,724)
Gross Margin (GAAP)	201,655	61,977	1	263,633
Operations & maintenance expense (1)	32,780	24,123	(179)	56,724
Depreciation & amortization	48,748	13,869	44	62,661
Adjusted Gross Margin (Non-GAAP)	$283,183	$99,969	$(134)	$383,018

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	For the Three Months Ended December 31, 2022
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$118,360	$78,081	$(9,141)	$187,300
Cost of Sales:
Natural gas, propane and electric costs	(38,908)	(42,207)	9,112	(72,003)
Depreciation & amortization	(13,211)	(4,232)	2	(17,441)
Operations & maintenance expense (1)	(9,779)	(8,114)	304	(17,589)
Gross Margin (GAAP)	56,462	23,528	277	80,267
Operations & maintenance expense (1)	9,779	8,114	(304)	17,589
Depreciation & amortization	13,211	4,232	(2)	17,441
Adjusted Gross Margin (Non-GAAP)	$79,452	$35,874	$(29)	$115,297

	For the Three Months Ended December 31, 2021
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$101,417	$65,227	$(6,279)	$160,365
Cost of Sales:
Natural gas, propane and electric costs	(27,952)	(36,883)	6,249	(58,586)
Depreciation & amortization	(12,591)	(3,598)	(11)	(16,200)
Operations & maintenance expense (1)	(8,072)	(6,014)	(611)	(14,697)
Gross Margin (GAAP)	52,802	18,732	(652)	70,882
Operations & maintenance expense (1)	8,072	6,014	611	14,697
Depreciation & amortization	12,591	3,598	11	16,200
Adjusted Gross Margin (Non-GAAP)	$73,465	$28,344	$(30)	$101,779

(1) Operations & maintenance expenses within the Consolidated Statements of Income are presented in accordance with regulatory requirements and to provide comparability within the industry. Operations & maintenance expenses which are deemed to be directly attributable to revenue producing activities have been separately presented above in order to calculate Gross Margin as defined under US GAAP.
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Operating Results for the Years Ended December 31, 2022 and 2021

Consolidated Results

	Year Ended December 31,
(in thousands)	2022	2021	Change	Percent Change
Adjusted gross margin**	$420,198	$383,018	$37,180	9.7%
Depreciation, amortization and property taxes	91,795	84,321	7,474	8.9%
Other operating expenses	185,470	167,585	17,885	10.7%
Operating income	$142,933	$131,112	$11,821	9.0%

Operating income during 2022 was $142.9 million, an increase of $11.8 million or 9.0 percent compared to the prior year. Operating income for the year ended December 31, 2021 included a $2.5 million reduction in other operating expenses resulting from regulatory deferral of certain costs associated with the COVID-19 pandemic. Absent this benefit in 2021, operating income increased $14.4 million, or 11.2 percent. The strong performance in 2022 was generated from acquisitions completed in 2021 and 2022, continued pipeline expansion projects, incremental contributions associated with regulated infrastructure programs, organic growth in the Company's natural gas distribution businesses, increased propane margins per gallon and fees, greater demand for CNG, RNG and LNG services, interim rates associated with the Company's Florida natural gas base rate proceeding and improved performance in the Company's other unregulated businesses. The Company recorded higher depreciation, amortization and property taxes related to recent capital investments and operating expenses associated primarily with growth initiatives, as well as increased employee expenses driven by the impacts from continued competition in the current labor market and greater vehicle expenses due to higher fuel costs.

Regulated Energy Segment

	Year Ended December 31,
(in thousands)	2022	2021	Change	Percent Change
Adjusted gross margin**	$302,252	$283,183	$19,069	6.7%
Depreciation, amortization and property taxes	73,961	68,656	5,305	7.7%
Other operating expenses	112,974	108,353	4,621	4.3%
Operating income	$115,317	$106,174	$9,143	8.6%

Operating income for the year ended December 31, 2021 included a $2.5 million reduction in other operating expenses resulting from regulatory deferral of certain costs associated with the COVID-19 pandemic. Absent this benefit, operating income increased $11.7 million, or 11.3 percent, which includes a 1.9 percent increase in other operating expenses and is reflective of our efforts to manage expenses amidst inflationary pressure.
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The key components of the increase in adjusted gross margin** are shown below:

(in thousands)
Natural gas transmission service expansions (1)	$4,399
Contributions from regulated infrastructure programs (1)	3,926
Natural gas growth including conversions (excluding service expansions) (2)	3,732
Implementation of interim rates associated with the Florida natural gas rate case filing (1)	2,474
Customer consumption - inclusive of weather	1,263
Contribution from rates associated with recovery of pandemic related costs	1,040
Increased adjusted gross margin from off-system natural gas capacity sales	826
Escambia Meter Station acquisition (1)	416
Other variances	993
Year-over-year increase in adjusted gross margin**	$19,069
(1) See the Major Projects and Initiatives table later in this press release.
(2) Refer to discussion of Natural Gas Distribution Growth later in this press release for additional information.

The major components of the increase in other operating expenses are as follows:

(in thousands)
Absence of regulatory deferral of COVID-19 expenses per PSC's orders	$2,545
Payroll, benefits and other employee-related expenses	1,214
Facilities expenses, maintenance costs and outside services	641
Increased vehicle expenses largely due to higher fuel costs	356
Other variances	(135)
Year-over-year increase in other operating expenses	$4,621
Unregulated Energy Segment

	Year Ended December 31,
(in thousands)	2022	2021	Change	Percent Change
Adjusted gross margin**	$118,067	$99,969	$18,098	18.1%
Depreciation, amortization and property taxes	17,809	15,582	2,227	14.3%
Other operating expenses	72,908	59,960	12,948	21.6%
Operating income	$27,350	$24,427	$2,923	12.0%

The key components of the increase in adjusted gross margin** are shown below:
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(in thousands)
Propane Operations
Propane acquisitions completed in 2022 and 2021 (1)	$10,159
Increased propane margins and fees	3,575
Increased customer consumption - inclusive of weather	378
Decreased customer consumption due to conversion of customers to our natural gas system	(694)
CNG/RNG/LNG Transportation and Infrastructure
Increased demand for CNG/RNG/LNG services (1)	3,534
Aspire Energy
Increased customer consumption - primarily weather related	1,475
Other variances	(329)
Year-over-year increase in adjusted gross margin**	$18,098
(1) See the Major Projects and Initiatives table later in this press release.
The key components of the increase in other operating expenses are as follows:

(in thousands)
Operating expenses associated with recent propane acquisitions	$9,586
Increased payroll, benefits and other employee-related expenses	2,351
Increased facilities expenses, maintenance costs and outside services	1,110
Increased vehicle expenses largely due to higher fuel costs	570
Other variances	(669)
Year-over-year increase in other operating expenses	$12,948
Operating Results for the Quarters Ended December 31, 2022 and 2021

Consolidated Results

	Three Months Ended December 31,
(in thousands)	2022	2021	Change	Percent Change
Adjusted gross margin**	$115,297	$101,779	$13,518	13.3%
Depreciation, amortization and property taxes	23,274	21,914	1,360	6.2%
Other operating expenses	49,071	43,041	6,030	14.0%
Operating income	$42,952	$36,824	$6,128	16.6%

Operating income for the fourth quarter of 2022 was $43.0 million, an increase of $6.1 million or 16.6 percent compared to the same period in 2021. Higher performance in the fourth quarter of 2022 was generated primarily from increased consumption, interim rates associated with the Company's Florida natural gas base rate proceeding, increased propane margins per gallon and fees, increased demand for CNG, RNG and LNG services, incremental contributions associated with regulated infrastructure programs, organic growth in the Company's natural gas distribution businesses, and continued pipeline expansion projects. The Company recorded higher depreciation, amortization and property taxes related to recent capital investments, higher operating expenses associated primarily with growth initiatives and increased payroll, benefits and employee expenses driven by continued competition in the current labor market. The Company continued to actively manage its operating expenses to mitigate ongoing interest and other inflationary expense increases.
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Regulated Energy Segment

	Three Months Ended December 31,
(in thousands)	2022	2021	Change	Percent Change
Adjusted gross margin**	$79,452	$73,465	$5,987	8.1%
Depreciation, amortization and property taxes	18,736	17,863	873	4.9%
Other operating expenses	29,601	28,262	1,339	4.7%
Operating income	$31,115	$27,340	$3,775	13.8%

The key components of the increase in adjusted gross margin** are shown below:

(in thousands)
Implementation of interim rates associated with the Florida natural gas rate case filing	$1,953
Contributions from regulated infrastructure programs	1,102
Natural gas growth including conversions (excluding service expansions)	825
Natural gas transmission service expansions	679
Increased adjusted gross margin from off-system natural gas capacity sales	326
Contributions from rates associated with recovery of pandemic related costs	260
Changes in customer consumption - inclusive of weather	174
Other variances	668
Quarter-over-quarter increase in adjusted gross margin**	$5,987

The major components of the increase in other operating expenses are as follows:

(in thousands)
Payroll, benefits and other employee-related expenses	$740
Other variances	599
Quarter-over-quarter increase in other operating expenses	$1,339

Unregulated Energy Segment

	Three Months Ended December 31,
(in thousands)	2022	2021	Change	Percent Change
Adjusted gross margin**	$35,874	$28,344	$7,530	26.6%
Depreciation, amortization and property taxes	4,540	4,030	510	12.7%
Other operating expenses	19,541	15,511	4,030	26.0%
Operating income	$11,793	$8,803	$2,990	34.0%

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The major components of the increase in adjusted gross margin** are shown below:

(in thousands)
Propane Operations:
Propane acquisitions completed in 2022 and 2021	$3,132
Increased propane margins and fees	1,546
Increased customer consumption - inclusive of weather	709
CNG/RNG/LNG Transportation and Infrastructure
Increased demand for CNG/RNG/LNG services	1,443
Aspire Energy:
Increased customer consumption - primarily weather related	1,193
Other variances	(493)
Quarter-over-quarter increase in adjusted gross margin**	$7,530
The major components of the increase in other operating expenses are as follows:

(in thousands)
Operating expenses associated with recent propane acquisitions	$2,527
Payroll, benefits and other employee-related expenses	895
Increased facilities expenses, maintenance costs and outside services	526
Other variances	82
Quarter-over-quarter increase in other operating expenses	$4,030

Environmental, Social and Governance ("ESG") Initiatives
ESG initiatives are at the core of Chesapeake Utilities’ well-established culture, guiding the Company’s strategy and informing its ongoing business decisions. In February 2022, Chesapeake Utilities published its inaugural sustainability report. In the report, the Company outlined its ESG commitments:

•Chesapeake Utilities will be a leader in the transition to a lower carbon future.

•The Company will continue to promote a diverse and inclusive workplace and further the sustainability of the communities we serve.

•The Company's businesses will be operated with integrity and the highest ethical standards.

These commitments guide the Company's mission to deliver energy that makes life better for the people and communities it serves. They impact every aspect of the Company and the relationships it has with its stakeholders. The Company encourages its investors to review the report, which can be accessed on the Company's website, and welcomes feedback as it continues to enhance its ESG disclosures. For additional information regarding the latest developments associated with the Company's ESG initiatives, please refer to the 2022 Annual Report on Form 10-K and the Company's fourth quarter 2022 earnings call and related materials.

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Forward-Looking Statements

Matters included in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2022 Annual Report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.
Conference Call
Chesapeake Utilities (NYSE: CPK) will host a conference call on Thursday, February 23, 2023 at 8:30 a.m. Eastern Time to discuss the Company’s financial results for the fourth quarter and full year ended December 31, 2022. To listen to the Company’s conference call via live webcast, please visit the Events & Presentations section of the Investors page on www.chpk.com. For investors and analysts that wish to participate by phone for the question and answer portion of the call, please use the following dial-in information:

Toll-free: 800.225.9448
International: 203.518.9708
Conference ID: CPKQ422

A replay of the presentation will be made available on the previously noted website following the conclusion of the call.

About Chesapeake Utilities Corporation
Chesapeake Utilities Corporation is a diversified energy delivery company, listed on the New York Stock Exchange. Chesapeake Utilities Corporation offers sustainable energy solutions through its natural gas transmission and distribution, electricity generation and distribution, propane gas distribution, mobile compressed natural gas utility services and solutions, and other businesses.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Corporate Secretary
302.734.6022

Michael Galtman
Senior Vice President and Chief Accounting Officer
302.217.7036

Alex Whitelam
Head of Investor Relations
215.872.2507

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Financial Summary
(in thousands, except per-share data)

	Year Ended		Quarter Ended
	December 31,		December 31,
	2022	2021	2022	2021
Adjusted Gross Margin
Regulated Energy segment	$302,252	$283,183	$79,452	$73,465
Unregulated Energy segment	118,067	99,969	35,874	28,344
Other businesses and eliminations	(121)	(134)	(29)	(30)
Total Adjusted Gross Margin**	$420,198	$383,018	$115,297	$101,779

Operating Income
Regulated Energy segment	$115,317	$106,174	$31,115	$27,340
Unregulated Energy segment	27,350	24,427	11,793	8,803
Other businesses and eliminations	266	511	44	681
Total Operating Income	142,933	131,112	42,952	36,824
Other income (expense), net	5,051	1,721	597	(459)
Interest Charges	24,356	20,135	6,952	5,001
Income from Continuing Operations Before Income Taxes	123,628	112,698	36,597	31,364
Income Taxes on Continuing Operations	33,832	29,231	10,447	8,667
Income from Continuing Operations	89,796	83,467	26,150	22,697
Income (loss) from Discontinued Operations, Net of Tax	—	(1)	—	15
Net Income	$89,796	$83,466	$26,150	$22,712

Weighted Average Common Shares Outstanding:
Basic	17,722,227	17,558,078	17,741,166	17,616,290
Diluted	17,804,294	17,633,029	17,825,935	17,700,898

Earnings Per Share of Common Stock (1)
Basic Earnings Per Share of Common Stock	$5.07	$4.75	$1.47	$1.29
Diluted Earnings Per Share of Common Stock	$5.04	$4.73	$1.47	$1.28
(1) Basic and diluted earnings per share were not effected by Income (Loss) from Discontinued Operations for the periods presented above.

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Financial Summary Highlights

Key variances in continuing operations for the year ended December 31, 2022 included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Year ended December 31, 2021 Reported Results	$112,698	$83,467	$4.73

Adjusting for unusual items:
Gain from sales of assets	1,902	1,382	0.08
Interest income from federal income tax refund	826	600	0.03
Absence of CARES Act items recognized during the third quarter of 2021	—	(922)	(0.05)
Regulatory deferral of COVID-19 expenses per PSC's orders	(2,545)	(1,849)	(0.10)
	183	(789)	(0.04)
Increased Adjusted Gross Margins**:
Contributions from acquisitions*	10,575	7,681	0.43
Natural gas transmission service expansions*	4,399	3,195	0.18
Contributions from regulated infrastructure programs *	3,926	2,851	0.16
Natural gas growth (excluding service expansions) #	3,732	2,711	0.15
Increased propane margins per gallon and fees	3,575	2,597	0.14
Increased margins related to demand for CNG/RNG/LNG services*	3,534	2,567	0.14
Increased customer consumption - Inclusive of weather	3,117	2,264	0.13
Implementation of interim rates associated with the Florida natural gas rate case filing*	2,474	1,797	0.10
Contribution from rates associated with recovery of pandemic related costs	1,040	756	0.04
	36,372	26,419	1.47
(Increased) Other Operating Expenses (Excluding Natural Gas, Electricity and Propane Costs):
Operating expenses from recent acquisitions	(9,586)	(6,963)	(0.39)
Depreciation, amortization and property tax costs due to new capital investments	(6,297)	(4,574)	(0.26)
Payroll, benefits and other employee-related expenses	(3,019)	(2,193)	(0.12)
Facilities expenses, maintenance costs and outside services	(1,942)	(1,411)	(0.08)
Increased vehicle expenses largely due to higher fuel costs	(1,000)	(726)	(0.04)
	(21,844)	(15,867)	(0.89)

Interest charges	(4,221)	(3,066)	(0.17)
Change in shares outstanding due to 2021 and 2022 equity issuances	—	—	(0.05)
Net Other Changes	440	(368)	(0.01)
Year ended December 31, 2022 Reported Results	$123,628	$89,796	$5.04

* See the Major Projects and Initiatives table later in this press release.
# Refer to discussion of Natural Gas Distribution Growth later in this press release for additional information.

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Key variances in continuing operations for the fourth quarter ended December 31, 2022 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
Fourth Quarter 2021 Reported Results	$31,364	$22,697	$1.28

Adjusting for Unusual items:
Interest income from federal income tax refund	197	141	0.01
	197	141	0.01

Increased Adjusted Gross Margins**:
Contributions from acquisitions	3,132	2,238	0.13
Increased customer consumption - Inclusive of weather	2,076	1,484	0.08
Implementation of interim rates associated with Florida natural gas rate case filing	1,953	1,395	0.08
Increased propane margins and fees	1,546	1,105	0.06
Increased margins related to demand for CNG/RNG/LNG services	1,443	1,031	0.06
Contributions from regulated infrastructure programs	1,102	787	0.04
Natural gas growth including conversions (excluding service expansions)	825	589	0.03
Natural gas transmission service expansions	679	485	0.03
Contributions from rates associated with recovery of pandemic related costs	260	186	0.01
	13,016	9,300	0.52

(Increased) Other Operating Expenses (Excluding Natural Gas, Electricity and Propane Costs):
Operating expenses from recent acquisitions	(2,527)	(1,806)	(0.10)
Payroll, benefits and other employee-related expenses	(2,318)	(1,657)	(0.09)
Depreciation, amortization and property tax costs due to new capital investments	(1,189)	(849)	(0.05)
Facilities expenses, maintenance costs and outside services	(855)	(611)	(0.03)
	(6,889)	(4,923)	(0.27)

Interest Charges	(1,951)	(1,394)	(0.08)
Net Other Changes	860	329	0.01
Fourth Quarter 2022 Reported Results	$36,597	$26,150	$1.47

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Recently Completed and Ongoing Major Projects and Initiatives

The Company constantly pursues and develops additional projects and initiatives to serve existing and new customers, and to further grow its businesses and earnings, with the intention to increase shareholder value. The following table includes the major projects and initiatives recently completed and currently underway. Major projects and initiatives that have generated consistent year-over-year adjusted gross margin contributions are removed from the table at the beginning of the next calendar year. The discussion of the Company's major projects accompanying this table, includes those projects which began generating adjusted gross margin in the current year, or those which are expected to contribute adjusted gross margin beginning in future years. A comprehensive discussion of all projects reflected below can be found in the Company's 2022 Annual Report on Form 10-K. In the future, the Company will add new projects and initiatives to this table once negotiations or details are substantially final and the associated earnings can be estimated.

	Adjusted Gross Margin**
	Year Ended December 31,		Estimate for Fiscal
(in thousands)	2021	2022	2023	2024
Pipeline Expansions:
Western Palm Beach County, Florida Expansion (1)	$4,729	$5,227	$5,227	$5,227
Del-Mar Energy Pathway (1) (2)	4,584	6,909	6,980	6,903
Guernsey Power Station	187	1,377	1,486	1,482
Southern Expansion	—	—	586	2,344
Winter Haven Expansion	—	260	576	626
Beachside Pipeline Expansions	—	—	1,825	2,451
North Ocean City Connector	—	—	—	200
St. Cloud / Twin Lakes	—	—	414	584
Clean Energy (1)	—	126	1,009	1,009
Wildlight	—	—	528	2,000
Total Pipeline Expansions	9,500	13,899	18,631	22,826

CNG/RNG/LNG Transportation and Infrastructure	7,566	11,100	11,892	12,348

Acquisitions:
Propane Acquisition	603	10,762	12,000	12,250
Escambia Meter Station	583	999	1,000	1,000
Total Acquisitions	1,186	11,761	13,000	13,250

Regulatory Initiatives:
Florida GRIP	16,995	19,885	19,885	19,885
Capital Cost Surcharge Programs	1,199	2,001	2,811	2,831
Elkton STRIDE Plan	26	264	354	357
Florida Rate Case Proceeding	—	2,474	15,362	17,153
Electric Storm Protection Plan	—	486	1,137	2,113
Total Regulatory Initiatives	18,220	25,110	39,549	42,339

Total	$36,472	$61,870	$83,072	$90,763
(1) Includes adjusted gross margin generated from interim services.
(2) Includes adjusted gross margin from natural gas distribution services.

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15-15-15-15
Detailed Discussion of Major Projects and Initiatives

Pipeline Expansions

Southern Expansion
Eastern Shore plans to install a new natural gas driven compressor skid unit at its existing Bridgeville, Delaware compressor station that will provide 7,300 Dts/d of incremental firm transportation pipeline capacity. The Company obtained FERC approval for this project in January 2023 and it is currently estimated to go into service in the fourth quarter of 2023.

Winter Haven Expansion
In May 2021, Peninsula Pipeline filed a petition with the Florida PSC for approval of its Transportation Service Agreement with our Central Florida Gas Division ("CFG") for an incremental 6,800 Dts/d of firm service in the Winter Haven, Florida area. As part of this agreement, Peninsula Pipeline constructed a new interconnect with an unrelated party, Florida Gas Transmission, and a new regulator station for CFG. This additional firm service is supporting new incremental load due to growth in the area, including providing service, most immediately, to a new can manufacturing facility, as well as reliability and operational benefits to CFG’s existing distribution system in the area. In connection with Peninsula Pipeline’s new regulator station, CFG also extended its distribution system to connect to the new station. This expansion was placed into service in the third quarter of 2022.

Beachside Pipeline Expansion
In June 2021, Peninsula Pipeline and an unrelated party, Florida City Gas, entered into a Transportation Service Agreement for an incremental 10,176 Dts/d of firm service in Indian River County, Florida, to support Florida City Gas’ growth along the Indian River's barrier island. As part of this agreement, Peninsula Pipeline will construct approximately 11.3 miles of pipeline from its existing pipeline in the Sebastian, Florida area east under the Intercoastal Waterway and southward on the barrier island. Construction is underway and is expected to be complete in the second quarter of 2023.

North Ocean City Connector
During the second quarter of 2022, the Company began construction of an extension of service into North Ocean City, Maryland. The Company's Delaware natural gas division and its subsidiary, Sandpiper Energy, Inc. are installing approximately 5.7 miles of pipeline across southern Sussex County, Delaware to Fenwick Island, Delaware and Worcester County, Maryland. The project will reinforce the Company's existing system in Ocean City, Maryland and allow for incremental growth along the pipeline. Construction is underway and is expected to be complete in the first quarter of 2023.

St. Cloud / Twin Lakes Expansion
In July 2022, Peninsula Pipeline filed a petition with the Florida PSC for approval of its Transportation Service Agreement with the Company's Florida natural gas division, Florida Public Utilities ("FPU"), for an additional 2,400 Dts/day of firm service in the St. Cloud, Florida area. As part of this agreement, Peninsula Pipeline will construct a pipeline extension and regulator station for FPU. The extension will be used to support new incremental load due to growth in the area, including providing service, most immediately, to the residential development Twin Lakes. The expansion will also improve reliability and provide operational benefits to FPU’s existing distribution system in the area, supporting future growth. Construction is forecasted to be complete in the second quarter of 2023.

Clean Energy Expansion
During the fourth quarter of 2022, Clean Energy Fuels ("Clean Energy") and CFG entered into a precedent agreement for firm transportation services associated with a CNG fueling station Clean Energy is constructing. We plan to install approximately 2.2 miles of main extension in Davenport, Florida to support the filling station. Construction is underway and is expected to be complete in the third quarter of 2023. The Company's subsidiary, Marlin Gas Services is currently providing interim services to meet the needs of Clean Energy prior to the completion of construction.

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16-16-16-16
Wildlight Expansion
In August 2022, Peninsula Pipeline and FPU filed a joint petition with the Florida PSC for approval its Transportation Service Agreement associated with the development of the Wildlight planned community located in Nassau County, Florida. The project enables the Company to meet the significant growing demand for service in Yulee, Florida. The agreement allows the Company to build the project during the construction and build-out of the community, and charge the reservation rate as each phase of the project goes into service. Construction of the pipeline facilities will occur in two separate phases. Phase one consists of three extensions with associated facilities, and a gas injection interconnect with associated facilities. Phase two will consist of two additional pipeline extensions. The various phases of the project are expected to commence in the first quarter of 2023, with construction on the overall project continuing through 2025.

CNG/RNG/LNG Transportation and Infrastructure

The Company has made a commitment to meet customer demand for CNG, RNG and LNG in the markets we serve. This has included making investments within Marlin Gas Services to be able to transport these products through its virtual pipeline fleet to customers. To date, the Company has also made an infrastructure investment in Ohio, enabling RNG to fuel a third-party landfill fleet and to transport RNG to end use customers off its pipeline system. Similarly, the Company announced in March 2022, the opening of a high-capacity CNG truck and tube trailer fueling station in Port Wentworth, Georgia. As one of the largest public access CNG stations on the East Coast, it will offer a RNG option to customers in the near future. The Company constructed the station in partnership with Atlanta Gas Light, a subsidiary of Southern Company Gas. Chesapeake Utilities constructed and maintains the station ensuring access to CNG and RNG for the many customers expected to fuel at the station.

The Company is also involved in various other projects, all at various stages and all with different opportunities to participate across the energy value chain. In many of these projects, Marlin will play a key role in ensuring the RNG is transported to one of the Company’s many pipeline systems where it will be injected. Accordingly, given the overlapping role of Marlin in many of these projects, the Company has combined its transportation services and infrastructure related adjusted gross margin discussion into one section.

Discussed below are some of the recently completed projects as well as a sample of the growth projects in which we are currently involved.

As new projects are finalized, we will provide additional detail on those projects at that time.

Full Circle Dairy
In February 2023, the Company announced plans to construct, own and operate a dairy manure RNG facility at Full Circle Dairy in Madison County, Florida. The project consists of a facility converting dairy manure to RNG and transportation assets to bring the gas to market. The first injection of RNG is projected to occur in the first half of 2024.

Planet Found Energy Development
In October 2022, the Company completed the acquisition of Planet Found Energy Development ("Planet Found"). Planet Found's farm scale anaerobic digestion pilot system and technology produces biogas from 1,200 tons of poultry litter annually, which can be used to create renewable energy in the form of electricity or upgraded to renewable natural gas. In addition to generating biogas, Planet Found’s nutrient capture system plays a major role in converting digestate into a nutrient-rich soil conditioner, which is distributed to bulk and retail markets under the brand Element Soil. The transaction will accelerate Chesapeake Utilities’ efforts in converting poultry waste to renewable, sustainable energy while simultaneously improving the local environments in its service territories. The expertise, technologies and know-how can be leveraged for various scale projects across the Company’s geographic footprint.

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17-17-17-17
Noble Road Landfill RNG Project
In October 2021, Aspire Energy completed construction of its Noble Road Landfill RNG pipeline project, a 33.1-mile pipeline, which transports RNG generated from the Noble Road landfill to Aspire Energy’s pipeline system, displacing conventionally produced natural gas. In conjunction with this expansion, Aspire Energy also upgraded an existing compressor station and installed two new metering and regulation sites. The RNG volume is expected to represent nearly 10 percent of Aspire Energy’s gas gathering volumes.

Acquisitions

Propane Acquisitions
On June 13, 2022, Sharp acquired the propane operating assets of Davenport Energy's Siler City propane division for approximately $2.0 million. Through this acquisition, the Company expanded its operating footprint further into North Carolina, where customers are being served by Sharp Energy’s Diversified Energy division. The acquisition added approximately 850 customers and distribution of approximately 406,000 gallons of propane annually to Sharp Energy’s territory. The financial results of this acquisition are included in Sharp Energy's Diversified Energy division given geographic proximity and other synergies within the service territory.

Regulatory Initiatives

Florida Natural Gas Base Rate Proceeding
In May 2022, the Company's natural gas distribution businesses in Florida, (FPU, FPU-Indiantown division, FPU-Fort Meade division and Chesapeake Utilities CFG division, collectively, “the Florida Natural Gas Companies”) filed a consolidated natural gas rate case with the Florida PSC. The application included a request for the following: (i) permanent rate relief of approximately $24.1 million, effective January 1, 2023, (ii) a depreciation study also submitted with the filing; (iii) authorization to make certain changes to tariffs to include the consolidation of rates and rate structure across the businesses and to unify the Florida natural gas distribution businesses under FPU; (iv) authorization to retain the acquisition adjustment recorded at the time of the FPU merger in our revenue requirement; and (v) authorization to establish an environmental remediation surcharge for the purposes of addressing future expected remediation costs for FPU MGP sites. In August 2022, interim rates were approved by the Florida PSC in the amount of approximately $7.7 million on an annualized basis, effective for all meter readings in September 2022. The discovery process and related hearings were concluded during the fourth quarter of 2022 and briefs were submitted in November 2022. In January 2023, the Florida PSC approved the application for consolidation and permanent rate relief of approximately $17.2 million on an annual basis. Actual rates in connection with the rate relief were approved by the Florida PSC in February 2023, with an effective date of March 1, 2023.

COVID-19 Regulatory Proceeding
In October 2020, the Florida PSC approved a joint petition of the Company's natural gas and electric distribution utilities in Florida to establish a regulatory asset to record incremental expenses incurred due to COVID-19. The regulatory asset will allow the Company to seek recovery of these costs in the next base rate proceedings. The Company’s Florida regulated business units reached a settlement with Office of Public Counsel in June 2021, enabling the business units to establish a regulatory asset of $2.1 million. This amount includes COVID-19 related incremental expenses for bad debt write-offs, personnel protective equipment, cleaning and business information services for remote work. The Company's Florida regulated business units is amortizing this asset over two years beginning January 1, 2022 and recovering the regulatory asset through the Purchased Gas Adjustment and Swing Service mechanisms for the natural gas business units and through the Fuel Purchased Power Cost Recovery clause for the electric division. This results in additional adjusted gross margin of $1.0 million, offset by a corresponding amortization of regulatory asset expense, for both 2022 and 2023.

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18-18-18-18
Storm Protection Plan
In 2020, the Florida PSC implemented the Storm Protection Plan ("SPP") and Storm Protection Plan Cost Recovery ("SPPCR") rules, which require electric utilities to petition the Florida PSC for approval of a Transmission and Distribution Storm Protection Plan that covers the utility’s immediate 10-year planning period with updates to the plan at least every 3 years. The SPPCR rules allow the utility to file for recovery of associated costs related to its SPP. The Company's Florida electric distribution operation's SPP and SPPCRC were filed during the first quarter of 2022 and approved in the fourth quarter of 2022 with modifications, by the Florida PSC. This initiative is expected to generate adjusted gross margin of approximately $1.1 million in 2023 and $2.1 million in 2024, with continued investment under the SPP going forward.

Other Major Factors Influencing Adjusted Gross Margin
Weather and Consumption
Weather conditions accounted for increased adjusted gross margin of $1.5 million in 2022 compared to 2021. The following table summarizes heating degree day ("HDD") and cooling degree day (“CDD”) variances from the 10-year average HDD/CDD ("Normal") for the year and quarter end periods ended December 31, 2022 compared to 2021.

HDD and CDD Information

	For the Years Ended December 31,			For the Quarters Ended December 31,
	2022	2021	Variance	2022	2021	Variance
Delmarva
Actual HDD	4,088	3,849	239	1,485	1,254	231
10-Year Average HDD ("Normal")	4,147	4,182	(35)	1,437	1,446	(9)
Variance from Normal	(59)	(333)		48	(192)

Florida
Actual HDD	836	829	7	301	256	45
10-Year Average HDD ("Normal")	828	839	(11)	285	289	(4)
Variance from Normal	8	(10)		16	(33)

Ohio
Actual HDD	5,532	5,138	394	1,918	1,649	269
10-Year Average HDD ("Normal")	5,557	5,621	(64)	1,943	1,961	(18)
Variance from Normal	(25)	(483)		(25)	(312)

Florida (1)
Actual CDD	2,826	2,687	139	340	347	(7)
10-Year Average CDD ("Normal")	2,929	2,952	(23)	394	389	5
Variance from Normal	(103)	(265)		(54)	(42)

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19-19-19-19
Natural Gas Distribution Growth
The average number of residential customers served on the Delmarva Peninsula and in Florida increased by approximately 5.7 percent and 4.2 percent, respectively, during 2022. On the Delmarva Peninsula, a larger percentage of the adjusted gross margin growth was generated from residential growth given the expansion of gas into new housing communities and conversions to natural gas as our distribution infrastructure continues to build out. In Florida, as new communities continue to build out due to population growth and infrastructure is added to support the growth, there is increased load from both residential customers as well as new commercial and industrial customers. The details are provided in the following table:

	Adjusted Gross Margin**
	For The Year Ended December 31, 2022
(in thousands)	Delmarva Peninsula	Florida
Customer growth:
Residential	$2,045	$938
Commercial and industrial	402	347
Total customer growth	$2,447	$1,285

Capital Investment Growth and Capital Structure Updates

The Company's capital expenditures were $140.7 million (including the purchase of certain propane assets of Davenport Energy and Planet Found). The following table shows total capital expenditures for the year ended December 31, 2022 by segment and by business line:

For the Year Ended
(in thousands)	December 31, 2022
Regulated Energy:
Natural gas distribution	$69,799
Natural gas transmission	22,220
Electric distribution	5,535
Total Regulated Energy	97,554
Unregulated Energy:
Propane distribution	15,658
Energy transmission	7,264
Other unregulated energy	17,851
Total Unregulated Energy	40,773
Other:
Corporate and other businesses	2,355
Total 2022 Capital Expenditures	$140,682

The Company’s actual 2022 capital expenditures were within the revised range provided in August 2022 of between $140 million to $175 million.

The following table shows a range of the forecasted 2023 capital expenditures by segment and by business line:

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20-20-20-20

	Estimate for Fiscal 2023
(in thousands)	Low	High
Regulated Energy:
Natural gas distribution	$89,000	$100,000
Natural gas transmission	50,000	60,000
Electric distribution	13,000	15,000
Total Regulated Energy	152,000	175,000
Unregulated Energy:
Propane distribution	15,000	16,000
Energy transmission	8,000	9,000
Other unregulated energy	23,000	27,000
Total Unregulated Energy	46,000	52,000
Other:
Corporate and other businesses	2,000	3,000
Total 2023 Forecasted Capital Expenditures	$200,000	$230,000

The capital expenditure projection is subject to continuous review and modification. Actual capital requirements may vary from the above estimates due to a number of factors, including changing economic conditions, supply chain disruptions, capital delays that are greater than currently anticipated, customer growth in existing areas, regulation, new growth or acquisition opportunities and availability of capital. Historically, actual capital expenditures have typically lagged behind the forecasted amounts.

The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent. The Company's equity to total capitalization ratio, including short-term borrowings, was approximately 51 percent as of December 31, 2022.

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21-21-21-21
Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
For the Periods Ended December 31, 2022 and 2021
(in thousands, except shares and per share data)

	Year Ended		Fourth Quarter
	2022	2021	2022	2021
Operating Revenues
Regulated Energy	$429,424	$383,920	$118,360	$101,417
Unregulated Energy	280,750	206,869	78,081	65,227
Other businesses and eliminations	(29,470)	(20,821)	(9,141)	(6,279)
Total Operating Revenues	680,704	569,968	187,300	160,365
Operating Expenses
Natural gas and electricity costs	127,172	100,737	38,908	27,952
Propane and natural gas costs	133,334	86,213	33,095	30,634
Operations	164,505	148,294	43,526	38,411
Maintenance	18,176	16,793	4,903	4,226
Depreciation and amortization	68,973	62,661	17,441	16,200
Other taxes	25,611	24,158	6,475	6,118
Total operating expenses	537,771	438,856	144,348	123,541
Operating Income	142,933	131,112	42,952	36,824
Other income (expense), net	5,051	1,721	597	(459)
Interest charges	24,356	20,135	6,952	5,001
Income from Continuing Operations Before Income Taxes	123,628	112,698	36,597	31,364
Income Taxes on Continuing Operations	33,832	29,231	10,447	8,667
Income from Continuing Operations	89,796	83,467	26,150	22,697
Income (Loss) from Discontinued Operations, Net of tax	—	(1)	—	15
Net Income	$89,796	$83,466	$26,150	$22,712

Weighted Average Common Shares Outstanding:
Basic	17,722,227	17,558,078	17,741,166	17,616,290
Diluted	17,804,294	17,633,029	17,825,935	17,700,898

Earnings Per Share of Common Stock (1):
Basic Earnings per Share of Common Stock	$5.07	$4.75	$1.47	$1.29
Diluted Earnings Per Share of Common Stock	$5.04	$4.73	$1.47	$1.28
(1) Basic and diluted earnings per share were not effected by Income (Loss) from Discontinued Operations for the periods presented above.

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22-22-22-22
Chesapeake Utilities Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)

	As of December 31,
Assets	2022	2021
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated Energy	$1,802,999	$1,720,287
Unregulated Energy	393,215	357,259
Other businesses and eliminations	29,890	35,418
Total property, plant and equipment	2,226,104	2,112,964
Less: Accumulated depreciation and amortization	(462,926)	(417,479)
Plus: Construction work in progress	47,295	49,393
Net property, plant and equipment	1,810,473	1,744,878
Current Assets
Cash and cash equivalents	6,204	4,976
Trade and other receivables	65,758	61,623
Less: Allowance for credit losses	(2,877)	(3,141)
Trade receivables, net	62,881	58,482
Accrued revenue	29,206	22,513
Propane inventory, at average cost	9,365	11,644
Other inventory, at average cost	16,896	9,345
Regulatory assets	41,439	19,794
Storage gas prepayments	6,364	3,691
Income taxes receivable	2,541	17,460
Prepaid expenses	15,865	17,121
Derivative assets, at fair value	2,787	4,277
Other current assets	428	1,033
Total current assets	193,976	170,336
Deferred Charges and Other Assets
Goodwill	46,213	44,708
Other intangible assets, net	17,859	13,192
Investments, at fair value	10,576	12,095
Derivative assets, at fair value	982	2,799
Operating lease right-of-use assets	14,421	10,139
Regulatory assets	108,214	104,173
Receivables and other deferred charges	12,323	12,549
Total deferred charges and other assets	210,588	199,655
Total Assets	$2,215,037	$2,114,869

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23-23-23-23

Chesapeake Utilities Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)

	As of December 31,
Capitalization and Liabilities	2022	2021
(in thousands, except shares and per share data)
Capitalization
Stockholders’ equity
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 50,000,000 shares)	8,635	8,593
Additional paid-in capital	380,036	371,162
Retained earnings	445,509	393,072
Accumulated other comprehensive income (loss)	(1,379)	1,303
Deferred compensation obligation	7,060	7,240
Treasury stock	(7,060)	(7,240)
Total stockholders’ equity	832,801	774,130
Long-term debt, net of current maturities	578,388	549,903
Total capitalization	1,411,189	1,324,033
Current Liabilities
Current portion of long-term debt	21,483	17,962
Short-term borrowing	202,157	221,634
Accounts payable	61,496	52,628
Customer deposits and refunds	37,152	36,488
Accrued interest	3,349	2,775
Dividends payable	9,492	8,466
Accrued compensation	14,660	15,505
Regulatory liabilities	5,031	2,312
Derivative liabilities, at fair value	585	704
Other accrued liabilities	13,618	17,920
Total current liabilities	369,023	376,394
Deferred Credits and Other Liabilities
Deferred income taxes	256,167	233,550
Regulatory liabilities	142,989	142,488
Environmental liabilities	3,272	3,538
Other pension and benefit costs	16,965	24,120
Derivative liabilities at fair value	1,630	39
Operating lease - liabilities	12,392	8,571
Deferred investment tax credits and other liabilities	1,410	2,136
Total deferred credits and other liabilities	434,825	414,442
Environmental and other commitments and contingencies (1)
Total Capitalization and Liabilities	$2,215,037	$2,114,869
(1) Refer to Note 19 and 20 in the Company's Annual Report on Form 10-K for further information.
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24-24-24-24
Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended December 31, 2022				For the Three Months Ended December 31, 2021
	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$21,643	$2,229	$10,036	$8,417	$16,923	$1,783	$7,789	$8,111
Commercial	10,356	2,581	7,346	9,397	8,674	2,162	5,928	8,296
Industrial	3,649	4,917	11,051	361	2,959	3,793	8,484	628
Other (1)	7,569	1,216	4,938	(1,054)	5,445	919	6,302	696
Total Operating Revenues	$43,217	$10,943	$33,371	$17,121	$34,001	$8,657	$28,503	$17,731

Volumes (in Dts for natural gas and MWHs for electric)
Residential	1,052,182	110,293	403,330	62,252	918,466	101,696	384,154	65,778
Commercial	1,005,643	1,228,486	384,956	71,973	983,212	1,191,395	388,051	72,248
Industrial	1,642,681	5,568,415	1,265,774	4,325	1,662,619	7,299,759	1,282,467	6,670
Other	76,384	—	944,334	—	85,125	—	1,054,464	—
Total	3,776,890	6,907,194	2,998,394	138,550	3,649,422	8,592,850	3,109,136	144,696

Average Customers
Residential	94,535	19,272	67,032	25,563	89,153	18,642	64,112	25,334
Commercial	7,898	1,659	4,112	7,367	7,784	1,616	4,040	7,303
Industrial	232	16	2,573	2	209	16	2,574	2
Other	4	—	6	—	4	—	6	—
Total	102,669	20,947	73,723	32,932	97,150	20,274	70,732	32,639

	For the Twelve Months Ended December 31, 2022				For the Twelve Months Ended December 31, 2021
	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$83,373	$7,991	$38,833	$38,954	$73,539	$7,064	$34,396	$37,594
Commercial	40,912	9,552	29,162	37,524	37,507	8,180	26,654	34,591
Industrial	12,171	17,712	41,992	2,586	9,160	15,033	32,385	2,105
Other (1)	2,803	4,781	5,847	2,650	1,289	3,797	7,100	4,010
Total Operating Revenues	$139,259	$40,036	$115,834	$81,714	$121,495	$34,074	$100,535	$78,300

Volumes (in Dts for natural gas and MWHs for electric)
Residential	4,645,336	422,058	1,664,539	305,593	4,475,634	397,260	1,627,026	304,236
Commercial	4,167,454	4,853,243	1,600,675	304,816	4,209,015	4,645,031	1,625,543	305,121
Industrial	6,234,637	26,325,957	5,122,926	20,969	6,158,412	28,986,793	4,958,909	15,361
Other	307,397	—	3,418,788	5,978	313,791	—	3,418,989	—
Total	15,354,824	31,601,258	11,806,928	637,356	15,156,852	34,029,084	11,630,467	624,718

Average Customers
Residential	92,694	19,098	65,976	25,516	87,697	18,627	63,008	25,347
Commercial	7,906	1,642	4,086	7,349	7,808	1,607	4,077	7,328
Industrial	215	16	2,578	2	209	16	2,524	2
Other	4	—	6	—	5	—	6	—
Total	100,819	20,756	72,646	32,867	95,719	20,250	69,615	32,677

(1) Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.